                                    Exhibit 2

                     Opinion and Consent of Lynn S. Mercier

[LETTERHEAD OF MASSMUTUAL APPEARS HERE]

October 16, 1998

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

RE: Registration Statement filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the initial Registration Statement under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Flexible Premium Variable Adjustable Life Insurance Policy (the "Policy"). Massachusetts Mutual Variable Life Separate Account I issues the Policy.

As Attorney for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the Registration Statement for the Policy. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. All of the prescribed corporate procedures for the issuance of the Policy have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

Very truly yours,



/s/ Lynn S. Mercier
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Lynn S. Mercier
Attorney

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